Exhibit 10.2.23
CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into and made effective as of August 5, 2024 (“Effective Date”), by and between Jack in the Box Inc. and its affiliates including Del Taco LLC (“Client”) and Dean Gordon (“Consultant”). Client and Consultant may be referred to individually as a “Party” and together as “the Parties”. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Recitals. This Agreement is made with reference to the following:

A.Consultant previously served as Client’s Chief Supply Chain Officer (“CSCO”). Client desires to retain Consultant to provide consulting services (collectively “the Services”), including but not limited to: (i) consulting relating to Client’s supply chain operations and infrastructure including current and future state and planning; (ii) relationship calibration between and among Client’s suppliers, distributors, and franchisees of the quick service restaurant chains of which Client and its affiliated entities are franchisor (currently Jack in the Box® and Del Taco® each a “Franchisee”); (iii) assisting in the successful onboarding and integration of Client’s new CSCO (including, but not limited to performing the Services identified on the attached Exhibit “1”); and (iv) serving as a general resource for Client as necessary and consulting on general matters as requested by Client.

B.Client desires to engage Consultant as an independent contractor, and Consultant desires to accept such engagement, to perform the Services described herein.

2.Scope of Services. Consultant shall perform the Services for Client as identified in this Agreement including all attachments and exhibits hereto.

3.Standard of Performing Services; Representations and Warranties.

A.Consultant represents and warrants that he shall perform the Services diligently, in a professional manner, and using Consultant’s best efforts. Consultant shall comply with all applicable laws, rules, regulations and industry standards in performing the Services. Consultant shall always maintain the highest ethical standards. All Services shall be performed and provided in a form and format that is acceptable to and approved by Client.

B.Consultant represents and warrants that: (i) he has the power and authority to enter into this Agreement and to perform the Services and that entering into this Agreement does not violate the terms of any other agreement to which Consultant is a party; and (ii) the Services and provided by Consultant are original and do not infringe upon any third party’s patents, trademarks, trade secrets, copyrights or other intellectual property rights or proprietary rights.

4.Compensation; Reimbursement of Expenses.

A.In consideration for the Services to be rendered by Consultant hereunder, and subject to the provisions of subparagraph (B) below, Client shall pay Consultant $50,000 (fifty thousand dollars) per month for August and September, then $25,000 (twenty-five thousand dollars) per month for October, November and December. Payments shall be made by Client to Consultant on a monthly basis on the first of each month.

B.Upon expiration or termination of this Agreement for any reason, Consultant shall not be entitled to any additional compensation beyond that previously earned and prorated as of the date of expiration or the effective date of any termination of this Agreement.

C.Client shall reimburse Consultant for reasonable and customary out of pocket expenses directly incurred by Consultant in performing the Services provided that any such fees are approved in writing and in advance by Client. Consultant shall promptly submit any invoices for any approved reimbursable expenses. All invoices submitted by Consultant for reimbursable expenses shall include details and backup material, as required by Client in its reasonable discretion and in accordance with Client’s travel and expense reimbursement policies. Any reimbursable expenses shall be paid by Client to Consultant on a monthly basis.

5.Term and Termination. This Agreement shall begin on the Effective Date and shall remain in force and effect until December 31, 2024 (the “Term”). At the end of the Term, this Agreement shall terminate unless the Parties agree in writing to extend the Term of the Agreement. Either Party may terminate this Agreement for cause in the event that a Party materially breaches its obligations under the Agreement and fails to cure the breach within fifteen (15) days of receiving written notice of the breach.

6.Independent Contractor Status. In performing Services under this Agreement, Consultant is, and shall at all times be, acting and performing as an independent contractor with respect to Client, performing services in accordance with Consultant’s own judgment as to the method of rendering such Services. Client shall neither have nor exercise any control or direction over the methods by which Consultant performs its work and function nor shall Client interfere with such freedom of action or prescribe rules or otherwise control or direct the manner in which such Services are performed. The sole interest of Client in the Services performed by Consultant is that such services by Consultant be performed in a competent, efficient and satisfactory manner. Client and Consultant shall not be in the relationship of employer-employee, partners or joint venturers, and neither Party shall have the authority to obligate or bind the other to any contract, obligation or undertaking whatsoever.

Consistent with the above described relationship, Client shall not make any deduction for any payroll taxes, unemployment or workers’ compensation insurance, pensions, annuities or benefits measured by wages, salary or other compensation paid to Consultant, nor shall Consultant be entitled to participate in any benefit plans maintained by Client for the benefit of its employees.

Consultant acknowledges and agrees that Consultant shall not have any claim under this Agreement or otherwise against Client for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, disability, employee insurance benefits or any other employee benefits of any kind or nature.

7.Ownership of Intellectual Property. Provided that all amounts due and owing to Consultant under this Agreement have been fully paid by Client, then all right, title and interest in any intellectual property created by Consultant for Client as part of the Services under the Agreement shall be owned by Client. To the extent that such intellectual property rights includes copyrightable subject matter, then such material shall be deemed work made for hire for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes. If any intellectual property created by Consultant for Client under this Agreement is deemed not to be work made for hire, such intellectual property is hereby assigned by Consultant to the Client and Consultant shall not have or claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in such intellectual property rights.

8.Confidential Information. During the Term of this Agreement, the Parties shall comply with and abide by the terms of the Mutual Non-Disclosure Agreement previously entered into between the Parties. In addition, this Agreement shall be considered Confidential Information per the terms of the Mutual Non-Disclosure Agreement. Client may be required to sign additional documents in order to receive access to Client’s systems in order to facilitate Consultant’s performance of the Services. If so, then Consultant agrees to sign such documents as reasonably requested and required by Client.

9.Indemnification. Consultant shall defend, indemnify, and hold Client, and its officers, directors, shareholders, franchisees, members, affiliates, subsidiaries, employees, contractors, agents, representatives, and assigns, harmless from any third-party claims, demands, actions, damages, losses, liabilities, costs, and expenses, including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”), that arise from or relate to: (a) a material breach by Consultant of any provision of this Agreement; or (b) any negligence or willful misconduct by Consultant in performing the Services under this Agreement.

10.Exclusivity. During the Term of this Agreement, Consultant shall perform the Services exclusively for Client and shall not perform any services for or accept any employment from any other business including, but not limited to, any other quick service restaurant chain.

11.Assignment. Consultant shall not assign any of his rights nor delegate any of his duties under this Agreement without first obtaining the express written consent of Client. Client may assign its rights and obligations under this Agreement to any subsidiary or affiliated entity, or to any person or entity that acquires all or a substantial portion of its assets.

12.Invalidity; Severability. It is the intention of both Parties that the terms of this Agreement be construed so as to comply with the laws, rules and regulations of the State of California and any term or provision of this Agreement that shall be deemed or found to be contrary to such laws, rules or regulations shall be severed from this Agreement and shall be null and void, and the balance of this Agreement shall nevertheless remain in full force and effect. All ambiguities or inconsistencies shall be interpreted so as to comply with all such laws, rules and regulations.

13.Notice. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and sent by recognized overnight courier with delivery confirmation or certified mail, return receipt requested, and mailed to the Parties at the following addresses:

Client: Jack in the Box Inc.
Attention: General Counsel
9357 Spectrum Center Blvd
San Diego, CA 92123

Consultant: Dean Gordon
[ ]

14.Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of all heirs, administrators, executors and assigns of the Parties, and their successors in interest.

15.Dispute Resolution; Jurisdiction; Waiver of Jury Trial. In the event of a dispute between the Parties arising from or relating in any manner to this Agreement, or the relationship between the Parties created by this Agreement, the Parties shall first attempt to resolve the dispute through good faith negotiation. In the event that the dispute cannot be resolved through good faith negotiations, any legal suit, action or proceeding arising out of or related to this Agreement must be instituted exclusively in the state and federal courts located in San Diego, California. Each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16.Attorneys’ Fees. In the event of any litigation between the Parties relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs.

17.Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California without giving effect to its laws regarding conflicts of law that could result in the application of the laws of any other jurisdiction.

18.Publicity; Use of Marks. During the Term of this Agreement, Consultant shall not use or reference Client’s (or any affiliate) name, logo, or any other designation relating to Client without the Client’s prior written approval.

19.Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties relating to the subject matter hereof. The provisions of this Agreement may not be amended, modified, waived or changed in any manner other than by the written agreement of the Parties hereto.

20.Waiver. No covenant, provision, or condition of this Agreement shall be waived except by written waiver of the Party in whose favor it shall run. All waivers must be in writing and shall be effective only to the extent specifically set forth in such writing. The forbearance or indulgence of any Party in any regard whatsoever shall not constitute a waiver of any covenant, provision, or condition or of any subsequent breach thereof.

21.Counterparts; Electronic Signature. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Agreement. The Parties may execute this Agreement electronically, including via facsimile or an electronic exchange of ‘PDF’ copies of signature pages, each of which shall be deemed an original signature.

THE PARTIES, BY THEIR DULY AUTHORIZED REPRESENTATIVES, HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE IDENTIFIED ABOVE.

Jack in the Box Inc.	Dean Gordon
/s/ Steve Piano	/s/ Dean Gordon
Signature	Signature

Steve Piano	Dean C. Gordon
Printed Name	Printed Name

EXHIBIT “1”
SCOPE OF WORK
In additional to performing the Services identified in the Agreement, Consultant shall perform the following Services for Client: (1) assist in the successful onboarding and integration of the Client’s new Chief Supply Chain Officer (“CSCO”); (2) provide consulting services regarding Client’s Supply chain operations status and plan; (3) assist in the calibration of relationships between and among Client’s suppliers, distributors, Franchisees and Client’s internal teams; (4) assist in organizational navigation; (5) provide consulting on general matters and serve as a general resource for Client as requested by Client; and (6) assist in the implementation and execution of the Onboarding and Transition Plan identified below.

Onboarding and Transition Plan: Consultant shall assist Client in successfully onboarding and integrating the Client’s new CSCO by, among other things, providing knowledge transfer and other assistance required to successfully transition to Client’s new CSCO. The subject areas to be included as part of this effort include, but are not limited to the following areas within Client’s supply chain organization:

•SCMC & Franchise
◦Charter
◦Budget
◦Organizational Dynamics
◦Communication

•Supply Chain Operations
◦Roles & Responsibilities
◦Cross-Functional Teams, Communications, Forums
◦Processes

•Commodity Management
◦Resources
◦Risk Management Strategy
◦Current Risk Profile

•Contract Review
◦Beverage
◦Distribution
◦Signage
◦Roadmap
◦Overall Status

•Growth Initiatives
◦Distribution Strategy
◦ FF&E / Signage